SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Caesars Entertainment Corporation

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

127686103

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 5, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Hamlet Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 21,301,628 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,301,628 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,301,628 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.0%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Hamlet Holdings B, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 24,190,449 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 24,190,449 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 24,190,449 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Investment Fund VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 24,190,449 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 24,190,449 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 24,190,449 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 3.4%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Co-Invest Hamlet Holdings B, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,900,562 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,900,562 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,900,562 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Co-Invest Hamlet Holdings, Series LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,812,294 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,812,294 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,812,294 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☒

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,903,305 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,903,305 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,903,305 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,903,305 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,903,305 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,903,305 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,903,305 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,903,305 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,903,305 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,903,305 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,903,305 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,903,305 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Investments (Co-Invest VI), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,963 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,963 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Associates, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,963 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,963 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,963 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,963 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,963 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,963 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,963 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,963 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,963 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,963 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,963 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,913,268 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,913,268 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,913,268 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 32,913,268 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 32,913,268 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 32,913,268 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 4.7%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource III (H Holdings), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 417,956 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 417,956 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 417,956 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 417,956 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 417,956 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 417,956 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource V S.à.r.l.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource V, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LS V GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource Holdings, L.P. with respect to Series V

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person LeverageSource, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,910,924 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,910,924 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,910,924 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,910,924 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,910,924 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,910,924 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VII (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,492,968 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,492,968 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,492,968 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,910,924 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,910,924 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,910,924 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person PN

CUSIP No. 127686103	13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,910,924 shares of common stock, par value $0.01 per share

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,910,924 shares of common stock, par value $0.01 per share

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,910,924 shares of common stock, par value $0.01 per share

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person OO

CUSIP No. 127686103	13D

This Amendment No. 1 to Schedule 13D is filed by: (i) Apollo Hamlet Holdings, LLC, a Delaware limited liability company, (ii) Apollo Hamlet Holdings B, LLC, a Delaware limited liability company, (iii) Co-Invest Hamlet Holdings B, LLC, a Delaware limited liability company, (iv) Co-Invest Hamlet Holdings, Series LLC, a Delaware limited liability company, (v) Apollo Investment Fund VI, L.P., a Delaware limited partnership, (vi) Apollo Management VI, L.P., a Delaware limited partnership, (vii) AIF VI Management, LLC, a Delaware limited liability company, (viii) Apollo Management, L.P., a Delaware limited partnership, (ix) Apollo Management GP, LLC, a Delaware limited liability company, (x) AAA Investments (Co-Invest VI, L.P., a Delaware limited partnership, (xi) AAA Associates, L.P., Guernsey limited partnership, (xii) AAA MIP Limited, a limited company incorporated in Guernsey, (xiii) Apollo Alternative Assets, L.P., (xiv) Apollo International Management, L.P., a Delaware limited partnership, (xv) Apollo International Management GP, LLC, a Delaware limited liability company, (xvi) Apollo Management Holdings, L.P., a Delaware limited partnership, (xvii) Apollo Management Holdings GP, LLC, a Delaware limited liability company, (xviii) LeverageSource III (H Holdings), L.P., an exempted limited partnership registered in the Cayman Islands, (xix) LeverageSource III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (xx) LeverageSource V S.à.r.l., a private limited liability company incorporated in Luxembourg, (xxi) LeverageSource V, L.P., a Delaware limited partnership, (xxii) LS V GP, LLC, a Delaware limited liability company, (xxiii) LeverageSource Holdings, L.P. with respect to Series V, a Delaware series limited partnership, (xxiv) LeverageSource Holdings GP, LLC, a Delaware limited liability company, (xxv) LeverageSource, L.P., an exempted limited partnership registered in the Cayman Islands, (xxvi) Apollo Advisors VI (EH), L.P., an exempted limited partnership registered in the Cayman Islands, (xxvii) Apollo Advisors VI (EH-GP), Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (xxviii) Apollo Advisors VII (EH), L.P., an exempted limited partnership registered in the Cayman Islands, (xxix) Apollo Advisors VII (EH-GP) Ltd, an exempted company incorporated in the Cayman Islands with limited liability, (xxx) Apollo Principal Holdings III, L.P., an exempted limited partnership registered in the Cayman Islands, and (xxxi) Apollo Principal Holdings III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and supplements and amends the Statement on Schedule 13D filed on October 16, 2017 with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Caesars Entertainment Corporation (the “Issuer”).

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Statement on Schedule 13D filed on October 16, 2017.

Responses to each item of this Amendment No. 1 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.         Security and Issuer

Item 2.         Identity and Background

Item 2 is hereby amended by replacing the second paragraph thereof in its entirety with the following:

The principal address of each of Apollo Hamlet Holdings, Apollo Hamlet Holdings B, AIF VI, Management VI, AIF VI Management, Apollo Management, Management GP, Int’l Management, Int’l Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, 43rd Floor, New York, New York 10019.  The principal address of each of Co-Invest B and Co-Invest Series is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.  The principal address of each of AAA (Co-Invest VI), LS V LP, LS V GP, LS Holdings w/r/t V and LS Holdings GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address of each of AAA Associates and AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port,

Guernsey, Channel Islands.  The principal address of each of AAA, LS III (H Holdings), LS III GP, LS LP, Advisors VI (EH), Advisors VI (EH-GP), Advisors VII (EH), Advisors VII (EH-GP), Principal Holdings III and Principal Holdings III GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.  The principal address of LS V S.à r.l. is 2, Avenue Charles de Gaulle, L-1653 Luxembourg.

Item 3.         Source and Amount of Funds or Other Consideration

Item 3 is hereby amended and supplemented by inserting the following:

The number of shares of Common Stock received by LS V S.à.r.l. in October 2017 upon the reorganization of CEOC and certain of its subsidiaries, in exchange for debt of CEOC and certain of its subsidiaries previously held by LS V S.à.r.l., has been adjusted by one additional share.  As a result, AAA (Co-Invest VI), LS III (H Holdings) and LS V S.à.r.l. hold an aggregate of 4,920,887 shares of Common Stock.

Item 4.         Purpose of Transaction

Item 5.         Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented by inserting the following:

On December 5, 2017, in accordance with the limited liability company agreements of Co-Invest B and Co-Invest Series, the Co-Invest Entities distributed a total of 46,655,878 shares of the Common Stock of the Issuer to their respective members in a pro rata distribution.  Following the distribution: (i) the Co-Invest Entities continue to hold of record an aggregate of 8,712,856 shares of Common Stock, and (ii) Apollo Hamlet Holdings, Apollo Hamlet Holdings B, Co-Invest B, Co-Invest Series, AAA (Co-Invest VI), LS V S.à.r.l. and LS III (H Holdings) will hold of record an aggregate of 59,125,820 shares of Common Stock of the Issuer, representing approximately 8.4% of the outstanding Common Stock of the Issuer.  Of that amount, an aggregate of 54,204,933 shares are held of record by Apollo Hamlet Holdings, Apollo Hamlet Holdings B, Co-Invest B and Co-Invest Series and are subject to the 2017 Proxy, pursuant to which Holdings has the sole right to terminate and dispose of such shares, subject to the right of each of the Sponsors to terminate the 2017 Proxy with respect to the Subject Shares held by that Sponsor by written notice to the other Sponsors, and the termination of the 2017 Proxy with respect to any shares subject to the 2017 Proxy that are sold, transferred or other disposed of by Holdings or by any of the Apollo Entities, the Co-Invest Entities or the TPG Entities in a transaction with a third party that is not affiliated with any of them.  The shares of Common Stock held of record by AAA (Co-Invest VI), LS V S.à.r.l. and LS III (H Holdings) are not subject to the 2017 Proxy, and following the distribution, the 46,655,878 shares of Common Stock distributed to the members of the Co-Invest Entities are not subject to the 2017 Proxy.

Each of the Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a) See also the information contained on the cover pages of this Amendment No. 1 to Schedule 13D, which is incorporated herein by reference.  The percentage of Common Stock reported as beneficially owned by the Reporting Persons assumes that there are 704,131,238 shares of Common Stock issued and outstanding as of November 1, 2017, as reported by the Issuer in its Quarterly Report on Form 10-Q (File No. 001-10410) filed with the Securities and Exchange Commission on November 2, 2017.

(b)         See the information contained on the cover pages of this Amendment No. 1 to Schedule 13D, which is incorporated herein by reference.

(c)          Except as described in this Amendment No. 1 to Schedule 13D, there have been no reportable transactions by the Reporting Persons with respect to the Common Stock of the Issuer since the Schedule 13D filed on October 16, 2017.

(d)         Not applicable.

(e)          Not applicable.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.         Material to be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  December 5, 2017

APOLLO HAMLET HOLDINGS, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Authorized Person

APOLLO HAMLET HOLDINGS B, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Authorized Person

CO-INVEST HAMLET HOLDINGS B, LLC

By:	/s/ David Sambur
Name:	David Sambur
Title:	Authorized Person

CO-INVEST HAMLET HOLDINGS, SERIES LLC

By:	/s/ David Sambur
Name:	David Sambur
Title:	Authorized Person

APOLLO INVESTMENT FUND VI, L.P.

By:	Apollo Advisors VI, L.P.
its managing partner

By:	Apollo Capital Management VI, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AAA INVESTMENTS (CO-INVEST VI), L.P.

By:	AAA Associates, L.P.
its general partner

By:	Apollo Alternative Assets, L.P.
its service provider

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AAA ASSOCIATES, L.P.

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its service provider

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE III (H HOLDINGS), L.P.

By:	LeverageSource III GP, Ltd.
its general partner

By:	Apollo Advisors VI (EH), L.P.
its sole shareholder

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

LEVERAGESOURCE III GP, LTD.

By:	Apollo Management VI, L.P.
its director

By:	AIF VI Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

LEVERAGESOURCE V S.À R.L.

By:	/s/ Katherine G. Newman
Name:	Katherine G. Newman
Title:	Class A Manager

By:	/s/ Fabrice Jeusette
Name:	Fabrice Jeusette
Title:	Class B Manager

LEVERAGESOURCE V, L.P.

By:	LS V GP, LLC
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

LS V GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

LEVERAGESOURCE HOLDINGS, L.P.
with respect to SERIES V

By:	LeverageSource Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

LEVERAGESOURCE HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

LEVERAGESOURCE, L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

By:	Apollo Advisors VII (EH), L.P.
its general partner

	By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO ADVISORS VII (EH), L.P.

By:	Apollo Advisors VII (EH-GP), Ltd.
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO ADVISORS VII (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President